UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2025

UNIFI, INC.

(Exact name of registrant as specified in its charter)

New York	1-10542	11-2165495
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7201 West Friendly Avenue
Greensboro, North Carolina		27410
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (336) 294-4410

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	UFI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Real Estate Purchase and Sale Agreement

On April 10, 2025, Unifi Manufacturing, Inc. (“UMI”), a wholly owned subsidiary of Unifi, Inc. (the “Company”), and Enovum Data Centers Corp. (the “Buyer”), a Canadian corporation, entered into a Real Estate Purchase and Sale Agreement, dated as of April 10, 2025 (the “Purchase Agreement”). Pursuant to the Purchase Agreement, UMI agreed to sell to Buyer, and Buyer agreed to purchase from UMI, an industrial/manufacturing building together with the underlying land located in Madison, North Carolina, as well as certain machinery and equipment located thereon, for a cash purchase price of $53.2 million (the “Purchase Price”). An earnest money deposit of $2.25 million was deposited in escrow pursuant to the terms of the Purchase Agreement, of which $1.2 million is non-refundable to Buyer. The closing of the transaction contemplated by the Purchase Agreement (the “Closing”) is expected to occur on May 15, 2025, unless accelerated by Buyer pursuant to the terms of the Purchase Agreement.

The Purchase Agreement contains customary representations and warranties, which shall survive for twelve months following the Closing. Pursuant to the terms of the Purchase Agreement, UMI shall not have indemnification obligations for the breach of representations and warranties made in the Purchase Agreement until all losses of Buyer, individually or in the aggregate, equal to or exceed $0.1 million, in which case UMI shall be obligated to indemnify Buyer from and against such losses in an amount not to exceed ten percent (10%) of the Purchase Price. The Purchase Agreement contains customary closing conditions, as well as a condition requiring the Buyer’s receipt of an energy study verifying the potential energy capacity of the Property (as defined in the Purchase Agreement).

The net proceeds of the transaction will be used to repay a portion of the principal balance of term loans and revolving loans outstanding under the Company’s existing Second Amended and Restated Credit Agreement (as amended to date, the “Credit Agreement”), dated as of October 28, 2022, by and among the Company and UMI, as Borrowers (the “Borrowers”), the lenders from time to time party thereto and Wells Fargo Bank, National Association, as agent (“Wells Fargo”). The total net book value of fixed assets associated with the Madison facility was $9.0 million as of December 29, 2024.

Second Amendment to Credit Agreement

On April 10, 2025, the Company entered into a Second Amendment to the Credit Agreement (the “Second Amendment”).

The Second Amendment amends the Credit Agreement to (i) permit UMI to enter into the Purchase Agreement and consummate the transaction contemplated thereby, (ii) permit UMI to allocate a portion of the net proceeds from the Purchase Price to repay outstanding revolving loans under the Credit Agreement, after the application of the greater of $25 million or 50% of such net proceeds toward outstanding term loans, and (iii) require the consent of all lenders, rather than the Required Lenders (as defined in the Credit Agreement), in order to reset the maximum amount of the term loans available under the Credit Agreement.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the text of such agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference with confidential or immaterial terms, provisions, and information redacted. Capitalized terms used, but not defined herein, shall have the respective meanings given to them in the Purchase Agreement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1

Real Estate Purchase and Sale Agreement, dated as of April 10, 2025, by and between Unifi Manufacturing, Inc. and Enovum Data Centers Corp. Certain portions of the exhibit that include immaterial and confidential information have been omitted.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

The information in this Current Report on Form 8-K, including the exhibits attached hereto, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIFI, INC.

Date:	April 16, 2025	By:	/s/ ANDREW J. EAKER
Andrew J. Eaker Executive Vice President & Chief Financial Officer Treasurer